EXHIBIT 2.03a

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (the “Agreement”) is entered into as of April 2, 2021 (the “Effective Date”), by and between Health Plus Oregon, LLC, an Oregon Limited Liability Company dba The Hemp CBD Extract Studios (“HPO”), XLR Medical Corp., a Nevada corporation (to be known as Bloomios, Inc. and trading as “XLRM”) with an address of 201 W Montecito St., Santa Barbara, CA 93101 (“XLR”) and Sunstone Capital Group, LLC, a Pennsylvania Limited Liability Company (“SCG”). HPO XLR and SCG are collectively referred to herein as the “Parties” and at times each is individually referred to as a “Party.”

RECITALS

WHEREAS, on January 11, 2019, HPO and SCG entered into a Lease/Services Agreement (the “LSA”) whereby HPO was to process and sell materials, and pledged certain collateral for its obligations, all as set forth in the LSA;

WHEREAS, the Parties desire to terminate the LSA upon the terms and conditions of this Agreement;

WHEREAS, SCG has potential claims against HPO relating to their current and past business relationships, including, but not limited to, the LSA (collectively, the “Claims”);

WHEREAS, Michael Petrin and Christopher Martin, principals of HPO, are now work for XLR;

WHEREAS, the Parties, without acknowledging or admitting any liability whatsoever, and to avoid the costs associated with litigation or arbitration, now desire to settle and resolve all differences, disagreements and disputes embodied in the Claims and any other claims, known or unknown, that the Parties might have against one another, upon the terms set forth below and for the Parties to provide one another with a complete release of any and all known or unknown claims which exist or may exist between the Parties, including, but not limited to, any and all claims, demands and allegations, made, or which could have been made, arising out of or relating to the Claims;

WHEREAS, HPO agrees to compensate SCG in the amount of Three Hundred Ten Thousand (310,000) shares of Series C Convertible Preferred Stock (the “Shares”) of XLR and SCG agrees to receive said compensation;

WHEREAS, the Parties agree that upon execution of this Agreement that each Party has released the other Party from any future obligation, excluding the obligations of this Agreement;

WHEREAS, the Parties believe that the terms of this Agreement are fair, equitable, and the result of an arm’s length, bargained-for, contemporaneous exchange for new value; and

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Recitals Incorporated. The Parties incorporate into this Agreement the recitals set forth above as part of the terms of this Agreement.

2. Payments. The Parties agree that, other than the Payment due in accordance with this Section 2, there are no outstanding payments due to any Party. This includes but is not limited to the following: no compensation, whether cash, equity or otherwise; no inventory, loans, and/or expenses are due to the Parties, their affiliates or companies. As full settlement, XLR agrees to pay to SCG 310,000 shares of Series C Convertible Preferred Stock of XLR.

1

3. Mutual General Release. In consideration for the performance of all terms and conditions of this Agreement, except as to such rights as may be created by this Agreement, the Parties, and each of them, on behalf of themselves and their past and present parents, subsidiaries, affiliates, officers, directors, agents, servants, professional corporations, employees, heirs, executors, representatives, investors, shareholders, attorneys, predecessors, successors, assigns, sureties, insurers, excess insurers, reinsurers, principals, managing members, trustees, beneficiaries, unit holders, limited and general partners, and all persons acting through or in concert with any of them, hereby generally release and forever discharge each other and their respective past and present parents, subsidiaries, affiliates, officers, directors, agents, servants, professional corporations, employees, heirs, executors, representatives, investors, shareholders, attorneys, predecessors, successors, assigns, sureties, insurers, excess insurers, reinsurers, principals, managing members, trustees, beneficiaries, unit holders, limited and general partners, and all persons acting through or in concert with any of them, if any, from any and all claims, losses, debts, liabilities, demands, obligations, rights, disputes, fees, controversies, costs, expenses, damages, actions and causes of action whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, fixed or contingent, existing as of the Effective Date of this Agreement and accrued or hereafter accruing from any cause whatsoever, including, but not limited to, any and all claims, demands and allegations, made, or which could have been made, arising out of or relating to the Claims (collectively, the “Released Claims”). The foregoing release of HPO is expressly conditioned upon the timely (time being of the essence) and complete delivery of the deliverables in Section 6.

4. Waiver of Unknown Claims. The Parties are aware that they may have claims of which they have no present knowledge or suspicion. Having taken into account such a possibility in entering into this Agreement, Section 3 of this Agreement shall constitute full and final release by the Parties of any unknown claim or claims and expressly waives any right or claim of right to assert hereafter that any claim has, through oversight or error, been omitted from the Claims and Released Claims. Accordingly, the Parties expressly waive any rights or benefits which they otherwise might have under California Civil Code Section 1542, and any other statutory or non-statutory law of any jurisdiction that is similar in wording, import, or effect to California Civil Code Section 1542. California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS TO WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In connection with such waiver and relinquishment, the Parties acknowledge that they are aware that they or their attorneys, accountants, or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement, but nonetheless, they intend hereby fully, finally, and forever to settle and release all matters being released herein, whether known or unknown, suspected or unsuspected, which now exist or may heretofore have existed. In furtherance of the intentions of the Parties, the mutual general release given in Section 3 of this Agreement by the Parties shall be and remain in effect as a full and complete mutual general release notwithstanding the discovery or existence of any additional or different claims or facts or the failure of any consideration or promises between or among the Parties. The foregoing waiver of HPO is expressly conditioned upon the timely (time being of the essence) and complete delivery of the deliverables in Section 6.

5. Limitation on Release. The Parties hereby expressly acknowledge that no Party to this Agreement is, by this Agreement, releasing any cause of action, claim, set-off, or defense that arises from the terms of this Agreement, or the breach of such terms.

2

6. Deliverables and Covenants.

a. Within ninety (90) days of the Effective Date,

(i) XLR shall deliver a resolution of its Board of Directors authorizing the issuance of the Shares to SCG;

(ii) XLR shall cause its transfer agent to submit evidence of SCG’s ownership of the Shares with confirmation directly from the transfer agent;

(iii) XLR shall complete the merger with CBD Brand Partners LLC and deliver evidence of the same to SCG; and

(iv) XLR shall file with the Secretary of State for the State of Nevada the Articles of Incorporation changing XLR’s name to “Bloomios, Inc.” and to create the series and classes of stock described in XLR’s SEC filings dated March 9, 2021 and March 19, 2021, and shall deliver evidence of the same to SCG.

b. XLR and HPO shall defend, indemnify, and hold harmless SCH and its officers, directors, managers, members, attorneys, representatives, investors, assigns, sureties, insurers, and unit holders from and against any and all claims arising out of, or related to, the LSA or the issuance of the Shares.

7. Covenants. This Section 6 shall survive the execution and delivery of the Agreement. The following parties represent and warrant for the benefit of the other parties as follows:

a. SCG agrees to forfeit any current and future ownership and interest in any transaction completed by HPO, to the extent that any interest or ownership may exist, effective as of the Effective Date upon execution of this Agreement.

b. SCG agrees to forever release and discharge HPO from any and all amounts owed by HPO under the LSA.

7. Mutual Representations and Warranties. This Section 7 shall survive the execution and delivery of the Agreement. Each Party represents and warrants for the benefit of the other Party as follows:

a. The Party has all necessary power and authority to execute, deliver, perform and comply with this Agreement;

b. The Party, or the Party’s authorized agent, has duly authorized, executed, and delivered this Agreement to the other Parties, and this Agreement constitutes a legal and binding agreement, enforceable against each Party in accord with the terms of this Agreement;

c. To the knowledge of the signatory on behalf of each Party, that Party’s execution, delivery, performance of, and compliance with this Agreement does not violate or conflict with the terms of any agreement, instrument, order, judgment, or applicable law, statute, regulation, or rule to which the Party or any assets of the Party is bound and shall not require the Party to file or register with, or obtain any permit, authorization, consent, or approval of any governmental authority;

d. To the knowledge of the signatory on behalf of each Party, there is no action or proceeding, judicial or non-judicial, by which any third party, prior creditor, or claimant of the Party, or non-party seeks to restrain, prohibit, or invalidate the Party’s execution, delivery, and/or performance of, and/or compliance with, this Agreement;

e. The Party is and has been represented by legal counsel of his or its choice or has had the opportunity to be represented by legal counsel of his or its choice, throughout the negotiations and drafting that preceded the finalization and execution of this Agreement. Each Party has carefully read and reviewed this Agreement, has had or has had the opportunity to have the provisions, and consequences thereof, fully explained by such Party’s legal counsel, and is freely and voluntarily signing this Agreement;

3

f. Each Party is the sole owner of all rights and interest in the Released Claims, and has not assigned, transferred, or granted an interest or lien in, or purported to assign, transfer, or grant an interest or lien, in any of the Released Claims; and

g. Each Party and the signatory on their behalf have no actual knowledge or notice of any claim of assignment, transfer, or granting of an interest or lien in any of the Released Claims.

8. Assumption of Risk. Each Party assumes the risk, in entering into this Agreement, that the facts or law are not as they believe them to be. The discovery by a Party that any fact was untrue or that his or its understanding of the facts or law was untrue or that his or its understanding of the facts or law was incorrect shall not entitle the Party to any relief, or to rescind, or set aside this Agreement. This Agreement is final and binding between the Parties regardless of any claims of mistake of fact or law.

9. No Admissions. This Agreement effectuates the settlement of claims, whether or not asserted, denied, or contested, and the contents hereof shall not be construed as an admission by any Party of any liability or any factual contention of any kind to any other Party or any other person, entity or association, whether or not the person, entity, or association is a Party.

10. Confidentiality and Non-Disparagement. The Parties understand and agree that the terms and conditions of this Settlement Agreement are to be maintained by them in the strictest confidence. Except as required by law or necessary to enforce any rights or obligations hereunder, the Parties agree not to disclose any of these matters to anyone other than their attorneys, accountants, the Internal Revenue Service, or state and federal agencies. This Section shall not prohibit any Party from exercising its rights to commence a legal action subject to the terms of the Agreement nor shall it prohibit a Party from making any filing or disclosure as required under law, rule or regulation.

11. Further Assurances. The Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

12. Notice. Unless specifically otherwise provided, whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one Party to another, such communication must be in writing (which may be sent by e-mail, courier or hand delivery) to be effective and shall be deemed to have been given on the day actually delivered. Until changed by Notice pursuant hereto, the contact information for each Party is as follows.

If to HPO:

Health Plus Oregon

Attn: Mike Petrin

29101 NE Mountain Top Road

Newberg, OR 97132

Email: mpetrin@bloomios.com

If to XLR:

XLR Medical Corp./Bloomios, Inc.

201 W Montecito St., Santa Barbara, CA 93101

Attn: Barrett Evans (bevans@bloomios.com)

If to SCG:

Sunstone Capital Group LLC

Attn: Zbigniew Zielinski

623 Jefferson Avenue Langhorne, PA 19047

zamzielinski@gmail.com

4

13. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

14. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed by the laws of California, without reference to its principles of conflict of laws. Each of the Parties irrevocably and unconditionally agrees and consents to submit to the non-exclusive personal jurisdiction of the U.S federal and state courts located in Santa Barbara County, California for purposes of disputes arising under this Agreement.

15. Parties Bound; Assignments. This Agreement is binding upon, and inures to the benefit of, the Parties and their respective successors and assigns; provided that no Party may, without the prior written consent of the other Parties, assign any rights, duties, or obligations hereunder, and any purported assignment in violation of the foregoing shall be void and ineffective. This provision shall not prohibit a transfer by operation of law of all the rights and obligations under this Agreement related to any corporate reorganization of a Party.

16. No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns.

17. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and do not limit, amplify, or modify the terms of this Agreement.

18. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by such provision or by its severance. Furthermore, in lieu of such provision there shall be added automatically a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

19. Neutral Interpretation. This Agreement shall be interpreted in accordance with the fair meaning of its language and to implement the intent of the Parties. The provisions contained herein shall not be construed in favor of or against any Party because that Party or its counsel drafted this Agreement, but shall be construed as if all Parties prepared this Agreement, and any rules of construction to the contrary, including, without limitation, California Civil Code Section 1654, are hereby specifically waived. The terms of this Agreement were negotiated at arm’s length by the Parties hereto.

20. Waivers. No course of dealing nor any failure or delay by any Party, or its respective officers, directors, employees, representatives, or attorneys with respect to exercising any right or remedy available to it hereunder shall operate as any waiver thereof under this Agreement A waiver must be in writing and signed by the waiving Party to be effective, and such waiver shall be effective only in the specific instance and for the specific purpose for which it is given.

5

21. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

22. Arbitration. In the event of any dispute regarding the meaning, instruction, or intent of this Agreement, or of any matter of performance, fact, law, background, circumstance, or other matter of any kind whatsoever relating to this Agreement, the Parties stipulate and agree that such dispute shall be submitted to binding and final arbitration in Santa Barbara, California, or such other location as the parties may mutually agree in accordance with the rules of international arbitration of the American Arbitration Association (“AAA”) in effect at the time of this Agreement. One arbitrator agreed upon by the Parties shall be appointed from a panel of arbitrators submitted to the Parties by the AM, or if the Parties cannot agree upon one arbitrator from such panel, an arbitrator from the panel shall be appointed in accordance with the AAA’s rules. Such appointment shall be made within thirty (30) days after the election to arbitrate. Arbitration may proceed in the absence of any Party if written notice of the proceedings has been given to such Party. Discovery shall be available to the Parties subject to the approval and control of the arbitrator. The decision by the arbitrator shall be binding on all Parties and may be entered in any court of competent jurisdiction for enforcement. Such a decision shall include the payment of all fees and costs of the prevailing Party by the losing Party. The determination of the “prevailing party” shall be made by the arbitrator. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Parties. The arbitrator(s) shall be required to follow applicable law. IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

23. Attorneys’ Fees. In the event of a dispute or litigation as to any terms or conditions of this Agreement, or if a Party brings an action or proceeding to enforce or declare any rights herein created, or to bring about or declare the termination, cancellation, or rescission of this Agreement, the prevailing Party in such action or proceeding shall be entitled to receive from the other Party fees and costs, including attorneys’ fees, as a court of competent jurisdiction may deem just and proper.

24. Entirety and Amendments. This Agreement represents the only valid agreement between the Parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the Parties. There are no unwritten oral agreements between the Parties. The Parties are entering into this Agreement based solely on the representations and warranties herein and not based on any promises, representations, and/or warranties not found herein. No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing, signed by the Parties to be bound thereby. The terms and provisions of this Agreement shall control any conflict between the terms and provisions of this Agreement and the terms and provisions of any other agreement.

25. Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the execution and delivery of the Agreement.

26. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Facsimile and verified electronic signatures shall have the same force and effect as original signatures.

6

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first set forth above.

Health Plus Oregon, LLC	Sunstone Capital Group LLC

/s/ Mike Petrin__________________________	By:	/s/ Zbigniew Zielinkski
Mike Petrin, Partner	Zbigniew Zielinski, Authorized Member

XLR Medical Corp. (to be known as Bloomios, Inc.)

	By:	/s/ Michael Hill
	Name:	Michael Hill
	Title:	CEO

7